Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                         Page 1

                          Second Quarter Earnings Call
                            Scottish Re Group Limited
                                 August 5, 2004
                                   11:00 a.m.
                              Host: Scott Willkomm

Operator:         Good day, ladies and gentlemen, and welcome to the Second
                  Quarter Earnings Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time. If any one should require assistance during the conference, please press "*" then "0" on your touch-tone telephone. As a reminder, this conference call is being recorded. I would now like to introduce your host for today's conference Mr. Michael French, Chairman and CEO of Scottish
                  Re. Mr. French, you may begin your conference.

Michael French:   Thank you, operator, and good morning everyone and welcome to the Scottish Re Group Second Quarter Conference Call. We will begin the call with comments about the company's financial results and give an overview of the development of the company's business and after concluding our prepared remarks we will take your questions. There will be a recording of this call available after 3 o'clock this afternoon running through August the 19th, and instructions on how to access that replay were included in today's earnings release.

                  In addition, you can also get a replay of the call on our website at scottishre.com. Now before we begin the financial overview please keep in mind that certain statements that we make are forward looking statements within the meaning of the Federal Securities Laws and management cautions that forward looking statements are not guarantees and that the actual results could materially different from those expressed or implied. At this time, I'm going to turn the call over to Scott Willkomm to discuss our financial results and operations for the quarter, Scott.

Scott Willkomm:   Good morning everyone. Scottish Re this morning reported that income from continuing operations for the quarter ended June
                  30th 2004 was $27.6 million or 74 cents per diluted share as compared to $9.3 million or 33 cents per diluted share for the prior year period. Income from continuing operations for the six months ended June 30, 2004, was 37.6 million or $1.1 cent per diluted share compared to $16.7 million or 59 cents per diluted share for the prior year period. Net operating earnings were $17 million or 46 cents per diluted share for the quarter ended June 30 as compared to 12.5 million or 44 cents per diluted share for the prior year period. Net operating earnings were $33.6 million or 90 cents per diluted share for the six months ended June 30 2004 as compared to
                  21.9 million or 70 cents per diluted ordinary share for the prior year period. Net operating earnings is a non-GAAP measurement. We determine net operating earnings by adjusting gap income from continuing operations by net realized capital gains and loses in the change in value of embedded derivatives as adjusted for the related effects upon the amortization of deferred acquisition cost and taxes.

                  While these items may be significant components in understanding and assessing the company's consolidated financial performance the company believes that the presentation of net operating earnings enhances the understanding of its result of operations by highlighting earnings attributable to the normal recurring operations of its business. However, net operating earnings are not a substitute for income from continuing operations determined in accordance with gap. Net income for the quarter amounted to
                  27.6 million or 74 cents per diluted share as compared to 7.9 million or 28 cents per diluted share for the prior year period. Net income for the six months ended June 30 amounts to
                  37.6 million or $1 per diluted share as compared to 15.1 million or 53 cents per diluted ordinary share for the year period. Total revenue for the quarter increased to 228.8 million from 129.5 million for the prior year period, which represents an increase of 76 percent. Total revenues for the six months


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                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                         Page 2

                  ended June 30, 2004, increased to 408 million from 226.4 million for the prior year period, an increase of 80 percent. Total benefits and expenses increased to 203.4 million for the quarter from 120.3 million, an increase of 69 percent. For the six months ended June 30, 2004 June 30, 2004 total benefit and expenses increased to 371 million from 209.4 million, an increase of 77 percent.

                  The increases in both total revenues and total benefits and expenses were principally driven by the acquisition of Scottish Re Life Corporation, which is previously known as ERC Life. And growth in the company's reinsurance business in North America as well a growth in investment income to the increase of our invested asset base. ERC Life added approximately 33 million of premium this quarter and 78 million of premium in the year to day period. The companies total assets were approximately 6.9 billion as of June 30, 2004. The core investment portfolio, which includes cash and cash equivalents but not including funds with held interest, totaled $3 billion, at an average quality rating of AA minus and effective duration of 3.5 years and a weighted average book yield of 4.1 percent. This compares with a portfolio balance of 2.4 billion, an average quality rating of AA minus and effective duration of 3.9 years and an average book yield of 4.5 percent as of December 31, 2003. Funds with held interest amounted to $1.5 billion, at an average quality rating of A- an effective duration of 4.9 years and an weighted average book yield of 6.3 percent as of June 30, 2004. This compares with an average quality rating of A-. An effective duration of 5.1 years and an average book yield of
                  6.3 percent as of December 31, 2003. The market value of the funds with held interest amounted to 1.5 billion as of June
                  30. Investment losses, which are before taxes but include the amortization of the deferred acquisition cost, totaled 1.7 million in the quarter and 266,000 since the beginning of the year. The quarter and year to date impairment losses amounted to about a $100,000 and $2 million respectively. During 2003, the company adopted DIG B36, which requires us to account for a modified co-insurance contracts on a fair value basis. The change in fair value of the derivative for the quarter amounted to a gain of 14.6 million net of related amortization of deferred acquisition costs. The gains of the year to date period amounted to $6 million. Changes in the value of this derivative are caused by changes in interest rates, and/or credit spreads.

                  During this quarter and the year to date, the gain has risen principally because of the decrease or the increase in interest rates. Going forward, we would generally expect to experience a gain, as interest rate rise and a loss if they fall. On a longer-term basis, the value of the embedded derivative will trend towards zero. As discussed earlier, the change in this value is excluded from operating earnings and does not impact the economics of these contracts. Due to the impact of rising interest rates and it's resulted effect on the unrealized life loss position of our portfolio. We saw a decline in book value per share during the quarter to $18.66 cents from $18.73 cents as of December 31, 2003. Excluding the impact of FAS 115, book value per share amounted to 1917 per share in comparison with 1851 per share as of December 31, 2003.

                  I would like to take a moment to give you a brief over view of the progress we are making in our business and some guidance as to how we measure that progress. We will start with our traditional solution's business. Our traditional solutions business provides mortality risks transferred capacity targeting the top life insurance companies in North America. We are very well established in this market and currently provide reinsurance capacity to over 75 percent of the top North American life companies. We have excellent working relationships with our client and are benefiting from the scarcity of life reinsurance capacity in the market. As of June 30, 2004, the company had approximately $298 billion of life re-insurance in force, covering 7.4 million lives with an average benefit per life of $40,000 in our North American operations. As of June 30, 2003, the company had approximately
                  90.4 billion of life re-insurance in force in it's North American activities, covering 1.8 million lives with an average benefit per life of $50,000. During the quarter, we originated approximately $14 billion of new traditional life re-insurance from existing and new clients. On a year-to-days basis, we have originated approximately $27 billion. Our production goal for 2004 in


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                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                         Page 3

                  the traditional solutions business line was to originate between $65 and $70 billion of new business, and we are well on our way to meeting this goal. Mortality experience continues to be favorable as well, with actual experience in the second quarter of the year at approximately 98 percent of expected levels. Since inception of the traditional solutions business in 2000, mortality is at 94 percent of its expected levels on a cumulative basis. In our financial solutions business, we measure progress by measuring the GAAP reserves we hold on our balance sheet.

                  Reserves for the financial solutions business line increased modestly to $3.3 billion as of the end of the quarter in comparison with $2.9 billion as of the end of 2003. As we have said in the past, we have been selective in re-insuring additional fixed annuity business due to the current interest rate environment and what we perceive to be non-economic pricing decisions that are prevalent in the primary market. Well, there are select group of (seeding) companies and products in the fixed annuity space that we might consider re-insuring today. We have only in this quarter, re-insured a new block of business in the fixed annuity space. This is the first fixed annuity re-insurance transaction that we have completed since last year. In addition, we have been working to emphasize other types of interest sensitive products such as disabled life reserves, universal life and structured settlement products. Interest spreads earned on our financial solutions business widened again this quarter, modestly to 167 basis points from 165 basis points last quarter and 153 basis points for the fourth quarter of 2003. The increase in our spread this quarter is the net effect of a three basis point decrease in the yield and a five basis point decrease in crediting rates on these transactions. Despite changes in interest rates, our product selection coupled with disciplined asset liability and investment management capabilities have produced very stable spreads.

                  At this point, I would like to talk a little bit about asset liability management at Scottish Re and the effects of changes in interest rates on the company and it's business. From June 2001 to June 2003, the seven-year swap rate dropped from six percent to three percent. Since then, that rate has risen to
                  4.7 percent and it's generally expected to rise further. With this kind of volatility, it's important that Scottish Re do a good job of asset liability management in order to protect the earnings power and economic value of the company from undue exposure to changes in the interest rates. Of our 4.4 billion of investments, approximately four billion back liability is generated in our re-insurance business. Our first line of defense is managing the duration of investments to track closely the duration target set for the liabilities. Although, we do not control this 1.6 billion of assets under modified co-insurance treaties, we include those assets and liabilities in our enterprise duration management process. And as of June 30, 2004, our duration GAAP was only 0.16 years. We set duration targets from the bottoms up. Were the portfolio segment backing each asset intensive re-insurance transaction, we engineer the maturity structure and sector allocation that produces the most attractive and stable profits when combined with the liability. The duration of that model portfolio becomes the target duration for the portfolio segment backing the liability. We update targets periodically for in force business using fresh policy level data and updated interest rate assumptions. Management of the $2.6 billion backing fixed deferred annuities requires careful modeling of the assets and liabilities under multiple interest rate scenarios to take the count of interest sensitive cash flows.

                  Fixed annuities give customers two valuable options. One, customers can surrender their policies for accounts value minus a surrender charge that grades down to zero typically over six years. As the surrender charge declines, the benefit of surrendering rises when the crediting rate is significantly lower than the new money rate available and a tax-free exchange for a new annuity. As rates rise, shortening portfolio duration is helpful because it provides funds for paying surrenders and may provide excess cash flow for reinvestment at higher yield. Helping preserve margins on the business that doesn't surrender. The second option is annuities provide a guaranteed minimum-crediting rate. Until recently, that rate was approximately 3 percent, but many states have lowered that requirement.


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                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                         Page 4

                  As rates fall it becomes attractive to extend duration to protect against the affect of reinvestment risk on margins. With the prospect of continued rises in interest rates, we revised our annuity target durations downwards during the quarter more on annual reset annuities than on multi year guarantee products, where we enjoy better protection against margin erosion. We integrate asset liability management into the origination process as well as to enforce management. As rates dropped between June 2001 and 2003, we became increasingly apprehensive about the risk of maintaining margins both guaranteed minimum rates. If rates stable for protracted period of time and the risk that business originated when yields were very low would have trouble sustaining margins as rates reverted to normal levels. As a result we were extremely selective about new annuities transactions. Limiting ourselves to clients with objectives well aligned with ours, and strongly preparing multi year guarantees to annual reset products.

                  The low level of production during the low yield period protected us from building much exposure to the rise in rates now in progress. With further increases in yields we will come growth in production by current and prospective clients. We are very well position to produce an improve volume of high quality annuity transactions over the next two years and competition for the time being is very limited. In order to limit exposure to the options embedded in the fixed annuities we have diversified our asset intensive business over the past few years. Products with little or no surrender exposure include, collateralize funding agreements, which are option free agreements directly with financial institutions that are floating rate instruments by buying LIBOR floating and very short duration assets we minimize any interest rate risk. Single premium immediate annuities, these products combine longevity risk with investment risk. We are looking at a number of opportunities in our business right now -- in demand by (seeding) company's seems at risk. Disabled life reserves, we avoid exposure to new claims but are willing to accept the longevity risk of the disabled lives in run-off. Whole and universal life, we reinsure various permanent life plans on a coinsurance basis combining both mortality and investment risk. Now under FAS 115 we market the investments other than the funds with held interest through shareholders equity. And during the second quarter, the five years swap rate rose by 109 basis point causing a 3 percent drop in the market value of our bond portfolio as a percentage of book value. However, under GAAP accounting we do not market the value of our liabilities. If we did -- the swing in the net value of assets and liabilities would be much more modest then that under FAS
                  115. Since assets and liability durations are well matched, the exposure was limited to about 400 million of assets not backing liabilities with an average duration of three years. When the rise in rates subsided in early July, we took the opportunity to actively hedge this exposure by entering into a swap with a notional amount of 100 million in which Scottish pays a fixed rate of 4.11 percent and receipts LIBOR that's reset on a quarterly basis.

                  If rates continue to rise, the gain in the value of the swap will offset part of the reduction in the value of that part of the portfolio not backing liabilities. In summary, our conservative approach to asset liability management is designed to maintain the economic value of our business, regardless of where interest rates go. In addition, a rising rate environment should enhance the opportunity to rise high quality financial solutions transactions. Further more, our earnings guidance in long-term ROE expectations are built and periodically updated with assumptions regarding the future movement of interest rates. Accordingly, we believe that a rising interest environment will contribute to building the company's long-term economic value. In our international business, premiums in the quarter were approximately $31 million, which represents a decline from 38 million in the same quarter last year. This year-over-year comparison is somewhat difficult due to changing from a cash basis of accounting in 2004 for premiums earned which makes comparison difficult. And number two, our active decision not to renew several under performing treaties. The net result of these activities is to improve the margins of our international book going forward. This international business is growing very nicely and is ready support significantly wider margins than our North American business. In addition, the non US markets are experiencing significant capacity constraints that we have seen in


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                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                         Page 5

                  North America which present both significant growth opportunities as well as improved pricing conditions. The transfer of the ERC life business to the Scottish Re platform continues to progress on an orderly basis. Since the closing of the transaction on December 22, 2003 several enhancements to our organizations infrastructure have been completed to ready ourselves for managing this acquired block.

                  These enhancements include an updated claims database, accounts management system, mapping of electronic and paper data feeds and an actuarial system to handle the individual section business. Investment management services were moved to Scottish control at the end of the year. Transitioning many of the other financial administrative functions are also on or ahead of schedule. Our expectation is that the final transition task will be completed by mid August leaving us an additional 45 days in the event of unforeseen events before our agreement with ERC to provide transition services expires. Early in the second quarter, we assumed control of the claims processing functions and took that opportunity to ensure that we were up to date with any processing backlogs and to adapt the function to our systems and procedures. When we acquired at the business of ERC we anticipated that there would be some catch-up as we apply Scottish Re methods and procedures. However, the financial impact of the processing backlog was greater than we had originally estimated. As a consequence, we are reporting operating earnings per share at the low end of our guidance range for the quarter. Nevertheless, the performance of this block has been consistent with our expectations for the first six months of the year and thus is a timing issue with respect to the ERC result. Now let's turn our attention to the subject of CoCos. On July 1, the FASB's emerging issues task force issued a proposal to change the current accounting practice for contingently convertible debt securities. Current accounting practice from it's the treasury stock method could be used in calculating the dilutive effect of these securities in earnings per share calculations. The resultant impact is that these securities become dilutive only up on reaching the contingent conversion price. The proposed change would -- would require the if-converted method to be used resulting in immediate inclusion of the converted shares in earnings per share calculations. The EITF are meeting again on this issue in September with any changes likely to be effective in the fourth quarter of 2004. Scottish Re issued approximately two years ago $115 million of convertible debt securities. The current terms of these securities allow us to settle the par value on conversion in either cash or stock.

                  We have previously stated our intention to settle par on conversion in cash. And therefore, we have used the treasury stock method in calculating EPS in conformity with current accounting practice. The terms of the indenture of these securities permit us to change the settlement provisions. If a change is made such that par on conversion is required to be settled in cash the treasury stock method would continue to apply. The current proposal would not apply to our mandatory convertible hybrid capital units, which we call HyCUs. Similar to the structure for other equity unit transactions the HyCUs are investment units consisting of an equity forward contract and a convertible preferred. Each unit is separated into it's constituent parts. Economically, through the equity forward contract, Scottish owns a put option on it's own equity. Under US GAAP, which is EITF0019, the cost of this contract reduces paid in capital. While the cost of this contract is paid in installments over it's life, we have appropriately recorded a liability for the present value of these expected payments with a corresponding reduction to equity. This liability is reduced as payments are made for the forward contract payments. For EPS purposes under FAS128, these securities are accounted for under the treasury's stock method of accounting. When we were considering issuing these convertible debt securities in the HyCUs, and this is the case anytime we examine issuing dilutive securities. We carefully look at the impact that such issue ends would have on both operating EPS growth objectives and our overall ROE growth progression. Accordingly, we factored into our ROE expectations and guidance, the dilutive impact of these securities.


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                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                         Page 6

                  The next topic of discussion is mortality trends. Mortality as I mentioned a little bit earlier in the prepared remarks continues to be on track coming in at or near expected in each of the previous eight quarters. Inception to-date mortality is running at about 94 percent of expected levels. And we have stated every time we have had a conference call that we anticipate our mortality will continue to remain around 100 percent of expected levels, and we see no adverse trends emerging. As previously stated, the projections we use to develop our plans for earnings in return on equity progression are based up on using assumptions that assume 100 percent of expected mortality. And if these assumptions are realized as we expect will be the case, we would accordingly expect to achieve our projected returns.

                  We will be happy to talk in greater detail about mortality in the Q & A section. Now let us turn our attention to earnings guidance for the balance of the year. Our efforts to built the business of Scottish Re in 2004 has paved the way for substantial increases in the three key financial measures by which we measure our successes and organization overall. One is growth in operating earnings per share, two is growth in book value per share and three is increasing return on equity. And our expectations for '04 are consistent with those objectives. I will reiterate the headline guidance that we have given in the past. The headlines for '03 are number one, year-over-year operating EPS growth of 70 percent over 2003's result, 11 percent book value per share growth and number three, expansion of our return on equity to 11.5 percent. Let's begin by discussing our revenue expectations, some of this will be repetitive but some of this will also update for mid-year results. Using 2003's total revenues of 557 million as a point of reference, we have said in the past and we reiterate at this point in time, we would expect that Scottish Re's total revenues for 2004 would grow approximately 50 to 60 percent to approximately $835 million to $890 million. Driving the revenue increase is the growth in earned premiums of approximately 54 to 56 percent over last year's $392 million number, and growth in investment income of 55 percent over last year's $148 million number. As you can infer from that breakdown we expect that earned premiums will represent approximately 69 to 70 percent of '04 revenues with the balance represented principally by investment income.

                  On a year-to-date basis, premiums earned were 291 million or 48 percent of our expectations for the entire year. In addition, year-to-date total revenue was 408 million or 47 percent of our expectations for the year. Thus when one takes into account the seasonal pattern of premium flows that happened to be skewed to the second-half of the year you can see why we remain confident that our revenue expectations are achievable. We told you on the past two conference calls that using Moody's Credit Default Models we would expect our bond portfolio will produce realized losses totaling approximately 7 to $10 million in 2004, which are based up on the size of the portfolio and the weighted average Moody's default score of the underlying bonds. While we have only reported net realized losses of $266,000 for the first six months of '04 we are not changing our guidance on this number. Finally, we expect to report fee income of approximately 10 to $15 million for 2004 with $6.1 million of fee income reported year-to-date that expectation remains reasonable. Of the revenue we expect to report in 2004 approximately 55 to 60 percent will be driven by our North-American Traditional Solutions Mortality Risk Transfer Business, probably on the high end of that range. 20 to 25 percent from our North-American Financial Solutions Business and 20 percent from our International Solutions Business. We expect that in our North-American Traditional Business we will originate approximately $65 to $70 billion of new business, which represents an increase of approximately 18 to 27 percent over 2003's 55 billion origination level. Today as I've mentioned we've originated approximately 27 billion of new mortality business or approximately 39 percent of our objective for 2004. However, keep in mind we are not motivated by market share objectives, and merely use such a measure a simple yardstick. We are focused on writing well-priced business that meets or exceeds our risk adjusted return objectives and builds long term value in the company. In our Financial Solutions Business, 2003's slow growth volume is easing, as potential customers who may not have pulled the trigger in '03 re-evaluate their situations in light of the general change in


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                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                         Page 7

                  interest rates, and pursue re-insurance solutions that were tabled last year. This is the case with the transaction that I referenced earlier in the -- in the conversation. However, our expectations for growth in GAAP reserves in this product line will be less than we had originally forecasted.

                  We had anticipated the GAAP reserves would increase in '04 by approximately 1.5 billion, that production estimate we believe now is going to be approximately 900 million. However, since we are achieving wider margins in the Financial Solutions business in '04 than we had assumed when forecasting the business, we expect that this segment's contribution to '04 result will not deviate materially from what had been expected. In addition, the strong performance in our Traditional Mortality business more than offsets any difference. In terms of operating expenses, we continue to leverage our group infrastructure, and our efficient business model so it should come as no surprise that our operating expense to total revenue ratio continues to decline as the company grows. In 2003, that ratio declined from -- 7.4 percent to the -- for 2002 down to 5.7 in 2003. For 2004, we would expect that that ratio would further decline to 5.3 to
                  5.5 percent range. For the last 12 months ended June 30, 2004 which is the measure we use to correct for seasonally in revenue and expense recognition patterns the Apex to revenue ratio which excludes realized gains and losses and the change in the fair value of embedded derivatives was 5.4 percent or in the range that we expected for this year. Finally, the resulting operating earnings per share that we would expect to report for the year ended '04 will continue to be in the range of 210 to 230 per share. And while our earnings in the calendar year is somewhat seasonal as the company has grown the ramp up is becoming less pronounced than what had been observed in prior years. On a quarterly basis, as we said in the past our '04 operating EPS should follow the following pattern and has in the first two quarters of the year, 20 to 22 percent in Q1, 22 to 24 percent in Q2, 24 to 26 percent in Q3 and 28 to 30 percent in Q4. So once again to summarize the headline guidance, operating EPS growth '04 over '03 of 70 percent, a 11 percent book value per share growth and return on equity improvement to about 11.5 percent. Our long-term guidance continues to support 20 percent annual operating EPS growth objectives for the next three years as well as achieving a 15 percent ROE by 2006. Now one of the most important drivers of ROE expansion is the company's cost of capital especially the cost of capital that we use to back our liabilities. One of our important objectives at Scottish Re is to reduce the cost of capital, to that end we close a structured financed facility with HSBC Bank, USA that provides $200 million of collateral support primarily for regulation XXX related products.

                  This facility reduces the strain on our existing capital by providing Scottish Re US with credit for re-insurance collateral. The trust arrangement puts in place -- put in place for this facility will be accounted for as a variable interest entity and is consolidated on our balance sheet in interest sensitive liabilities. This is a five-year facility, which includes the option to extend annually for a further year up on the consent of both parties. At this point I'd like to conclude our conference call by saying that, all of us at Scottish Re are very excited about our prospects for 2004 and beyond. And at this point we will open up for your questions, operator.

Operator:         Thank you. If you have a question at this time, please press the "1" key on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue please press the "#" key, and if you are using a speakerphone please lift the handset. Our first question comes from Al
                  Capra with Oppenheimer.

Al Capra:         Good morning everybody. Scott, I was just hoping that
                  you could walk through perhaps some of those changes in methods and procedures that you mentioned that were undertaken this quarter ERC and how that compares to what you do with Scottish and -- and why the -- why the blip in -- in terms of claim process in this quarter?

                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                         Page 8

Scott Willkomm:   One thing I'd like to clarify Al, and then I -- will
                  ask some of my colleagues to comment as well. There was no change in how Scottish does things. We apply Scottish methodology to the historic basis up on which ERC handles claims processing. And that's something that everyone, I think should take away from this. I think, what I would like to do is add some of my colleagues to contribute to the conversation, now that you know all we have done is apply our own procedures to a block, which was done on a different basis.

Female Speaker:   Al several things happened. As Scott said in his prepared
                  remarks from the beginning of this quarter, almost we took over the processing of the individual reported claim. We have changed the method of booking those claims into our records, from that it is previously being used by ERC. We believe that we have reduced the back log in processing the claims and we have changed some of the methods, and if I give you one example, many claims, actually net claims experience against statement and settle the amounts due or the amounts we owe to them on a net basis. ERC had estimated the claims that are reported in that way through prior lines. We don't -- we don't do that. We book each individual claim as it is reported, whether it's reported individually or whether it's a part of a net settlement statement. So, that's one change and there was several of that nature which means that, we have put everything to be line with the way we currently book our claims and we believe that in doing so we have cleared what may have been a back log of reporting actual claims.

Al Capra:         Okay, and in terms of this backlog. Was it -- were
                  these first quarter claims or were there even some from prior quarters and if that was a fact, are you indemnified in some way from GE?

Female Speaker:   There would have been claims but -- in respect of
                  (indiscernible) we did a very careful scrutiny of the closing balance sheet as anybody does where they acquire a company and although there might have been one or two fairly small claims that related to prior period. It's really a time to get confused between January 1 and now essentially.

Scott Willkomm:   And as a result Al, the six months results is for
                  that -- for that business is spot on with where we would have expected it to be for the six months of this year. So, with the timing difference in terms of when the claim was actually, excuse me -- actually booked.

Al Capra:         Okay. Just got one additional question -- you mentioned
                  your attempt to reduce your cost of capital, that is $200 million facility. Is this for existing business or new business and perhaps you could expand on that, and talk a little bit about the terms, you know, how favorable was it versus your previous cost of capital?

Scott Willkomm:   This is available to us for both new and existing
                  business. And, it's XXX related strain, the relevant change in cost of capital is to reduce the cost of capital backing these liabilities by somewhere if you took a comparable facility that we have used in the past. Somewhere is on the order of 40 to 50 percent. So, and it is a -- it's a very attractive facility from an economic standpoint to the company.

Al Capra:         Okay.  Thanks very much.

Scott Willkomm:   I am trying not to give the pricing per you know the actual numbers so that the rest of the world doesn't try to duplicate it.

Al Capra:         That's fair.  Thanks.

Operator:         Our next question comes from Jeff Schuman with KBW.

                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                         Page 9

Jeff Schuman:     Good morning. Scott, I was wondering if you could identify --
                  I guess the dollar amount of the impact of cleaning out ERC backlog?

Scott Willkomm:   I think Jeff, we are going to -- we are going to take a second to pull that out. But it was something on the order of $2 million after taxes.

Jeff Schuman:     Okay, and when you calculated the actual to the expected ratio for the quarter, did you exclude that or how did you -- how did you handle that?

Male Speaker:     Yeah. The actual to expected for the quarter, Jeff was done excluding the ERC block. The ERC block is assumed to come in about on plan. We haven't gotten that block completely rolled into our mortality studies yet.

Male Speaker:     However, the difference in terms of the year to date result versus our plan was about only less than a $100, 000.

Male Speaker:     Okay. I am sorry, I missed -- I think I missed on of your
                  earlier numbers. On international did you give us an earnings comparison?

Male Speaker:     We did not give an earnings comparison.

Male Speaker:     Well what's the 31 versus 38?

Male Speaker:     That's premium.

Male Speaker:     That's the premium, okay.

Male Speaker:     Yeah and there is -- there is a lot of noise in that
                  number, quite frankly yeah we in -- the beginning of '04 moved from a cash basis settlement accounting approach to an accrual based accounting approaches. There is a lot of noise in that number. The fundamental change once you exit all that noise is that we did not renew at the beginning of the year, a couple of treaties that were basically stinkers and the net result is -- has been to improve our underwriting result in that business and obviously that will flow through over the balance of the year.

Male Speaker:     Okay.  So on an earnings basis, earnings are up or down?

Male Speaker:     Earning, on an earnings basis year over year,
                  earnings are in the quarter after -- actually before taxes was $4.9 million in that segment. Last year with the cash basis in there were -- there were a few other items of noise. It was $6.2 million. A portion of which is the result of a nonrecurring gain on recapture of a treaty.

Male Speaker:     Okay. And just to be clear on the, you -- you mentioned that your -- you know you permitted a change of the indenture -- we understand that -- that something that you will definitely do if -- if the -- if the proposal is enacted?

Male Speaker:     It's certainly something that we have looked at and
                  makes a lot of sense to do obviously. Since we have all along said we would settle we -- you know our intent was to settle in cash. So as soon as the actual accounting guidance is solidified then we will go back and make sure that there haven't been any changes in the guidance and you know look at making that change.

                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                        Page 10

Male Speaker:     Okay. And on the HSBC facility it sounds like it's
                  basically a five year facility, a -- a little bit longer in nature than a credit but still as long as -- as your liabilities, that do you have internal work to put together some alternative longer term capital structures as well.

Male Speaker:     Yeah, as -- as you -- as you may know we have been
                  working on this for over a year now, this being you know long term, low cost capital to secure the long dated ordinary life liabilities. The HSBC facility is only one of three components that we have been working on and it just happens to be the first to get through the gates. So and the others are quite actively in process as we speak right now.

Male Speaker:     And -- and just lastly can you maybe just speak more
                  broadly to that issue, obviously people keep raising concern sort of the industry level about you know the collateral support for these transactions and how that's going to grow over time, I think to some of us it seems like you know you -- you get a pretty obvious sort of a regulatory arbitrage opportunity that is likely to be closed through some means.
                  Are -- are you optimistic that as -- you know as an industry, this -- this problem is going to be solved?

Male Speaker:     I think that there -- there are a couple of elements to that question and maybe we can decompose it. Number one, I think that from the primary company stands point it is the exception rather than the rule that the -- the leadership of many primary companies fully grasp the future potential liability that will evolve as XXX related products age. It is probably well understood within you know the primary companies actuarial team, but hasn't accepting some limited cases made it's way up to the top floor. I think slowly our people are beginning to get a wake up call with respect to that future liability. I think one of the things that people have thought is that there would be a regulatory fix, which is always a full stream in a regulated environment such as the life insurance industry. It took long enough to get XXX and it's going to take probably twice as long for people to for with it. So even if you add reasonable lapse assumptions to determine the future reserve, the number is still rather substantial in terms of the strain associated with long guaranteed, dated guaranteed products. So I think that's from the consumer side if you will.

                  From the reinsurer side I think you have two schools of thought, there is one school of thought that has been populated principally by some of our larger composite company brethren that this is a reserve that could be funded by 364-day letter of credit facilities. The problem is that I think a lot of people haven't dimensional zed the amount of future strain that they are likely to confront and have not done you know a whole hell of a lot quite frankly to address that. I think that people are starting to slowly wake up to that. I think on the other side there have only been a few structure transactions done, our as being one of a very short list of structured transactions done to secure XXX related strain. I do expect that we will see a couple more during the course of the second half of the year of which I would expect we will be in one of the names on that list, but I am not sure it's going to be a very long list. I think it presents an opportunity for reinsurer such as ourselves who have already gone down the past, have gone through the regulatory approval process, have gone through all of the actuarial validations of the reserve development by third parties the whole monarchy to be a provider of that type of capacity to people who are just way behind the eighth ball. So I think -- and earn a margin on it to boot. So I think that's the state of play at this point in time it is a -- a solvable but a significant issue and not enough people have looked to seek to solve it. I would refer you, there is a very good article in this months SOA reinsurance section newsletter that projects out the industry XXX -- the primary industry XXX strain over the next 20 years under a couple of different basis. And it was probably one of the best articles on the topic to date. And hopefully those types of communications will raise the visibility and -- and this is a meaningful issue for people to content with.

Male Speaker:     Thanks a lot Scott.

                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                        Page 11

Scott Willkomm:   Yeah.

Operator:         Our next from Andrew Kligerman with UBS.

Andrew Kligerman: Good morning. Couple of questions on the ERC business. First, could you just give a little color on the start to finish of when a claim is reported to a reinsurer? How long does it taking and -- and maybe give a little color on how it happen?

Scott Willkomm:   Well, our typical experience and I can't speak to other
                  company's experience, but we typically get claims reporting from companies every week. As you might imagine primary companies are incented to report those claims because we actually settle those claims within typically a week of receiving notice. So you know from a cash flow perspective ceding companies would be on top of that sort of thing. So that's you know if you will one of the Scottish methods of processing claim. So we process them with a very short period of being notified. I think that you know, other companies may have different methods depending upon where their administrative centers are relative to where the business is originated, you know, some companies process their business you know, far away from where the core of their re-insurance operations may be, so I don't know what that does to you know, the processing time for other companies. So --.

Andrew Kligerman: Okay, so Scott, so you processed it in a week and I guess this situation implies that ERC would have taken a lot longer?

Scott Willkomm:   I am not going to make any judgments about how long it would take ERC to process a claim --

Andrew Kligerman: Okay.

Scott Willkomm:   -- processing and paying claims on the net settlement basis is a bit different and you know, so I think, we probably will leave it at that.

Andrew Kligerman: Okay, fair enough. Then with regard to mortality as a percent of pricing, you indicated that you are in line with pricing. In previous quarters you were coming in at 98 to 99 percent of -- of pricing, what -- were you actually at a 100 percent this quarter X the effects of ERC?

Scott Willkomm:   Well ERC was in line. That's what I meant by saying
                  in line. We said on the other you know, the historic Scottish originated block, we were at about 98, I think, it's the number that are reported.

Andrew Kligerman: You are at 98 percent pricing?

Scott Willkomm:   Yes.

Andrew Kligerman: Okay.

Scott Willkomm:   And we have been for -- if we state quarters we were able to track back through the last eight quickly here. So --.

Andrew Kligerman: And so ERC was in line and -- and Scottish was -- was at 98 percent, okay --

Scott Willkomm:   Right.

                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                        Page 12

Andrew Kligerman: -- and -- and you know, what -- what I did is a calculation just for modelling purposes, we -- we take a look at benefits as a percent of earned premiums and historically you are coming at 70 to 71 and a half percent of -- of premium, earned premium, this quarter you came out at 78 and a half, if I subtract the 3 million pre-tax of ERC impact in terms of backlog even from this quarter you still sum up more than 74, should I be modeling now going forward for a -- you know, a higher percent of earned premiums in terms of claims?

Scott Willkomm:   First of all, there are a lot of things going on in
                  claims and benefits. They include other types of businesses, you know, including change in --

Andrew Kligerman: Sure.

Scott Willkomm:   -- UL and that sort of stuff. So, it's kind of hard
                  to look at it that way, and I think, you need to look at it on a trailing 12 months basis, because that will eliminate some seasonal patterns --

Andrew Kligerman: Yeah, we --

Scott Willkomm:   -- and premium recognition.

Andrew Kligerman: Yeah we actually did that aiming at 74 percent versus the 70 to 71 and a half. That's -- that's why I kind of -- may be I will come back to that with you, but --.

Male Speaker:     I mean, some of that Andrew could be change in reserves.

Andrew Kligerman: Okay.

Scott Willkomm:   More than -- more than half of that is changed in reserves, yeah.

Andrew Kligerman: Okay.  And then with respect to the tax --

Scott Willkomm:   On our -- on our -- Andrew -- you know, if you X out
                  two things, if the X out ERC and if you X out new production you know, that was booked at the end of the quarter, because that can tend to skew your numbers favorably. Our -- our claim
                  -- actual claim, which is claims pay plus your IBNR as a percent of premium has been constant at about 34 percent, quarter over quarter, year over year for the past two years.

Andrew Kligerman: Okay, great.  And then with --

Scott Willkomm:   Okay.

Q -- with respect to -- Scott, you had mentioned earlier that there was some treaties that was non-renewed. You called them stinkers or something, could you give us a little color on what that's you know, just a little more color on what those were and you know, why you weren't -- non-renewed them?

Scott Willkomm:   Well, those were annual treaties for the most part
                  that had loss ratios that exceeded our loss ratio pricing requirement for annual business. So, you know, as we have been doing since we bought the world wide business, we have been re-pricing everything to our own pricing basis, this was just consistent with that effort, and as a result has crossed our margins in that business you know, to -- to widen and -- so it's basically cleaning up some of the noise, some of the drags.

                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                        Page 13

Andrew Kligerman: And so the world -- the worldwide -- you have the flexibility to cancel, but for domestic there are more longer terms, is that right?

Scott Willkomm:   Well it's -- principally annual business --

Andrew Kligerman: In the worldwide.

Scott Willkomm:   -- in the international that needs to be renewed and
                  re-priced on an annual basis. So we have always had that type of flexibility in the US business, in the traditional mortality business, it is a longer-term business, so you are pricing that over the long-term result of that particular transaction.

Andrew Kligerman: Okay.

Male Speaker:     And we have no particular issues with any of the treatise in
                  -- in the North American business?

Andrew Kligerman: Right, and then -- then just the last question.
                  Taxes, you had a $2 million benefit in the quarter. Your historic guidance I think, or at least quarter indicated a three to five percent tax rate, what -- what should we be thinking about going forward more benefits or -- or the three to five or -- or --.

Scott Willkomm:   It's --it's -- the three to five continues to be
                  appropriate Andrew, because taxes are not a quarterly item, they are an annual item --

Andrew Kligerman: Got you.

Scott Willkomm:   -- when you get, write down to it on the actual effective rate so --

Andrew Kligerman: Right.

Scott Willkomm:   -- the fact that something jumps you know, a little bit one quarter to the next, yeah, I think the annual guidance we gave is appropriate.

Andrew Kligerman: Great.  Thanks a lot.

Operator:         Our next question comes from Michael McNulty with Context
                  Capital.

Michael McNulty:  Hi, I just wanted to clarify on the bond, the convertible bonds issue. I think, the previous caller had said something about having to go back and change something in the indenture if -- if I remember correctly from -- from my past read of the indenture, the company has the option to settle in cash and or stock whether -- and you don't have to go back to the indenture to do anything, you just have to tell the people what you are doing within so many days of -- of settlement. Can you kind of just flush out -- is there something else in the indentures that are missing that you can go back and modify?

Female Speaker:   No, you are quite right. The indenture does say that
                  under current accounting guidance, just by stating that it's our intention to settling cash means that we can use the treasury stock method of accounting. The proposed change in the accounting guidance, would not allow just that statement of intention to submit that treasury stock method. So, in the event that those guidance is changed as proposed and we wanted to continue with the treasury stock method, we would have to go back and change the indenture to eliminate our option -- our option to settle the par value in stock.

                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                        Page 14

Michael McNulty:  Okay, so you would have to then go back to the indenture and say that tentatively that you have decided to settle it in cash --

Scott Willkomm:   Right.

Michael McNulty:  -- to continue to get the treasury method.

Scott Willkomm:   We would effectively give up that right to settle in stock.

Michael McNulty:  You would give that up, okay.

Scott Willkomm:   Correct.

Michael McNulty:  But, when -- when do you have to make that election?

Scott Willkomm:   We can do it whenever we want.

Michael McNulty:  Okay, but if --.

Scott Willkomm:   It's our option, and our choice.

Michael McNulty:  It's not like you have to go undo a big solicitation on that.

Scott Willkomm:   That's why I said it's our option.

Michael McNulty:  Okay; now I just wanted to make sure -- I wanted to make sure. Okay, now -- now the other thing is from -- from the -- I don't know the official terminology, but I know, when you talked about the regulation XXX, there's been some articles about not having enough letter of credit backing either direct or indirect. And I know you addressed part of this, with the previous caller, does it sound like though if you look out in a couple of years that even with you being able to do some of these specialty products with the HSBC's of the world that the company will continue to need more capital or equity oriented capital, and I just was wondering if you can kind of talk to your needs for equity capital looking out, let's say in the next couple of years, if you don't mind please.

Scott Willkomm:   Sure. And this is consistent with what we have said over the past two years in fact, Michael. I think, you know, with respect to funding XXX reserves, nobody in his right mind would want to do that for any extended period of time, because the relevant cost of capital just makes no sense. There is no return on that capital, that's you know, meaningful to the equity holder. So, and it's -- it's basically not efficient.
                  So, it is not our objective or intent or desire to find that type of reserve with equity. Accordingly we have used other types of funding instruments, the HSBC is a new one, we have had some others which are I think less sophisticated and perhaps slightly higher cost than the transaction that we have just put in place but nevertheless funding with equity really is not the way you want to go, the driver of our need for equity as the company may grow down the road is principally economic capital, risk based capital if you will underlying the overall book of business, the overall balance sheet of the company.

                  As we have said in the past, we did not expect that we would need to go back to the equity markets in 2004 unless there was perhaps a material corporate event, which obviously would be something that everybody would know about. And at this point in time we have no plans to go back to the equity market over the next few quarters into 2005. However, we have in the past said, we are going to be updating all of our capital models for the next three years, over the next few months, has in the past

                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                        Page 15

                  said we may need to add equity to the balance sheet based upon the growth of the business and the mix of business growth sometime in 2005, but I think it's pretty matured to say that right now because there are number of other things that have taken place in the life of the company that will influence that timing perhaps, but we don't expect anything is going to happen this year.

Michael McNulty:  Yeah with the bonds, just on a related topic. With the bonds probably being settled in cash now, I guess you have to then look for -- in the bonds (indiscernible) 2006 --.

Scott Willkomm:   Yeah you got about two and a quarter years.

Michael McNulty:  Okay so you would --.

Scott Willkomm:   The first call date.

Michael McNulty:  Okay, so that would be, I guess part of your analysis, you know going forward.

Scott Willkomm:   It had always been since when we issued them the intent was to settle in cash from the get-go.

Michael McNulty:  Okay.

Scott Willkomm:   That has already been based into our thinking.

Michael McNulty:  Okay so you have to do another capital market transaction either another converter or stock or something to go with that.

Scott Willkomm:   I, well actually straight that is more appealing
                  quite frankly, potentially, so -- but we will have to see if that point in time, what our capital and liquidity position would be because we may have more flexibility at that point in time than may be evident today.

Michael McNulty:  Okay great, thanks a lot.

Scott Willkomm:   Yes.

Operator:         Again if you have a question at this time please press the '1'
                  key on your touch-tone telephone. Our next question comes from Mr. Jeff Hopson with AG Edwards.

Jeff Hopson:      Hi, Scott you mentioned the capacity issue in
                  international markets, curious if you are talking more about some of the traditional specialty areas you have been in or you are going to be expanding in the traditional reinsurance area and what markets you know you think could potentially be new for you down the road?

Scott Willkomm:   The principle new market Jeff that we have been working on now for about 18 months time is the UK and Ireland, which are very similar to our own US domestic markets. I think with respect to scarcity, it's pretty much across the board except in the assets related business such as annuity type transactions.
                  There seems to be some interest in asset gathering among various composite companies for example, but in terms of you know traditional types of mortality risk products, be they long term or short term products, it's getting a lot tighter in terms of capacity and is probably you know going to be as acute a situation as we currently experience in the United
                  States.

Jeff Hopson:      Okay, if I could follow up, in terms of your specialty
                  business can you give us an update on that business and how you see that playing out over time on the international side?

                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                        Page 16

Scott Willkomm:   Well, that business which is -- going to be a short-term
                  typically annual business, is still a very good business. We have gone through and we priced virtually every thing that we have over the past two years time to our basis as opposed to the historic basis and accordingly has been benefiting from lighter margins, in a business that already spots wide margin, so we expect that will continue to contribute. It will grow modestly; the reason I say modestly is on a relative basis.
                  It's a -- it's a small business be it in terms of premium or volumes. So -- but it continues to be a very attractive business and we expect it will continue to grow over you know, the foreseeable near future.

Jeff Hopson:      All right thank you.

Operator:         Our next question comes from Mr. Leo Harmon with Fiduciary
                  Management.

Leo Harmon:       Hi good morning.

Scott Willkomm:   Good morning.

Leo Harmon:       I was wondering if you guys could clarify a couple of
                  issues on, number one on the -- on the -- on the claim side.
                  You all said a claim generally run about 34 percent implanted
                  IBNR would be higher than normal in this current quarter you may give in the seasonality is there something that we should be looking for from a -- from a mixed basis is causing that as that of a perspective change is that it -- or is that a change from prior years that's causing that IBNR to be a little higher than normal.

Scott Willkomm:   We actual Leo, there may have been some confusion; we never said the IBNR was higher than normal. The comment was, if you look at our core mortality block the -- the claims -- the premium rates your claims being the sum of you know, claims paving cash out of the door to the receiving -- to the receiving company plus IBNR which is the incurred but not reported claims expectation. So the sum of the two divided by premiums earned in the period is consistent with -- prior quarters consistent with the year ago it's pretty steady is what the point is. So I apologize if we caused some confusion by throwing in a few numbers there that -- you know, sort of may have you know, -- you know, confuse the message a little bit.

Leo Harmon:       Okay. Secondly could you talk about the credit
                  facility and how that affects you know, your ability to ride business. Does it increase your capacity or does it change RBC levels in any way shape or form? I am trying to get a better idea of drilling down how it actually improves ROE going forward.

Scott Willkomm:   It -- it's inexpensive collateral and gives us added capacity to fund the reserve strain related to our term business. So you know, the -- you -- you typically would pay for comfortable collateral facilities in the past you used to pay anywhere from depending upon the -- the sides -- the company and the like you could pay anything ranging from a 100 to 200 basis points and this is meaningfully less than what we paid in the past. So that would obviously improve the margins also in general the capacity would be improved. Hence finally we price in a cost in excess of what the facility cost. So we price into our premiums that are paid by our customers in margin on top of that. So all three of those will serve to contribute to the ROE enhancement.

Leo Harmon:       Okay, and what was pricing in the quarter, year over
                  year and then talk a little bit about the perspective price in environment if you could?

Male Speaker:     In the -- in the pricing environment as -- as we had
                  mentioned in the previous few quarters as has then they are tightening up or are we been probably over the last 12 quarters -- not 12 quarters -- 12 months -- 12 to 18 months.
                  We have been building in slightly higher margins in our pricing.

                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                        Page 17

Scott Willkomm:   If you -- you know, look at the underwriting results
                  for the six months of this year versus six months of last year in our core US block. The margins has widened principally driven by the effect that Chris has just talked about since all of the other key performance measures are relatively stable.

Leo Harmon:       And -- and again when you -- yeah this is long term
                  business so pricing at higher margins means that we will you know, that -- that -- these margins will come true you know, over the future of this business, so just because we have been pricing it in for the past year or so it doesn't mean it's fully getting through into our actual results here.

Male Speaker:     Okay, thank you very much.

Scott Willkomm:   Yes.

Operator:         Our next question comes from Xiuping Li with Tenor Capital
                  Management.

Xiuping Li:       Yes, thank you. The first question, can you -- Scott, can you comment on your acquisition strategy going forward? Are you looking to -- are you actively looking to acquire
                  (indiscernible) as you did with ERC? Especially in the short term as you are still in the process of integrating the ERC
                  --?

Scott Willkomm:   Our acquisition strategy is pretty straightforward. First of all we will have integrated ERC in about two weeks' time, but that's sort of irrespective of you know the general approach to acquisitions. We are principally interested in acquisitions that are done on a creative basis to return on equity and once that can enhance the spread of risk that the company has in its overall book of risk. So in other words high risk adjusted return oriented transactions. And that is our principal area of focus. We have very limited strategic interest in acquisitions in general except perhaps in certain markets where we have a modest presence and the acquisition could be complementary to our existing business. I think the general comment about acquisition in the market that we find ourselves in today, is that this is principally a buyers market and accordingly is -- you know the opportunities that may come to pass are those which are very high risk adjusted return thresholds, so that's hopefully helpful with respect to our approach to acquisition.

Xiuping Li:       Okay that's helpful. But I also wonder if there is right
                  opportunities come along what do you think you are, how would you kind of finance future acquisitions? You -- it's more likely to use equity or issue of debt or a hybrid --?

Scott Willkomm:   Depends on the size of the deal quite frankly. In some cases we won't need you know small transaction we would probably wouldn't need to do anything. Larger transactions, we would want to conservatively finance the transaction and depending upon what the relevant capital ratios are underlying that business. It could be any of the above or a combination of the above. I think in any such case, any potential acquisition that we would make that would require third party financing, obviously needs to be done on a basis that is accretive to the value that is in the company today. However, you care to measure it, otherwise I'm not really so certain it makes the whole lot of sense.

Xiuping Li:       Okay, last question is related to the HSBC credit facility you disclosed, is that -- would that be on your balance sheet?

Scott Willkomm:   Yes, it is an on balance sheet transaction. It appears on the asset side in -- in fixed maturity investments and on the liability side in interest sensitive liabilities.

                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                        Page 18

Xiuping Li:       Okay but in terms of your liability, is that only limited to the premiums that you put in the facility? Or in other words it's the -- is the liability recourse to Scottish
                  (indiscernible)?

Scott Willkomm:   It's partially recourse to Scottish (indiscernible) it's not
                  -- it's not a it's not an off balance sheet no re-course facility. There is partial re-course to (indiscernible).

Xiuping Li:       So you have certain thresholds like if the mortality rate is
                  'x' percent you need to --?

Scott Willkomm:   No -- no, this is this excess reserves that we are funding.

Xiuping Li:       Uh-huh.

Scott Willkomm:   These are excess SSS x redundant reserves which for
                  statutory purposes you have to fund and you know -- but for purposes of loss, there --there is no scenario in which there is an expected loss on the collateral that this facility provides us. That 's what XXX is basically, is redundant reserves that everybody in the professional community view as redundant and yet because it's the law you got to do it.

Xiuping Li:       Okay, and can you just give a rough estimate, because you
                  mentioned you are looking to do more of this type of financing. Can you just give a sense of what kind of the ultimate size that you are? You think it's likely to occur?

Scott Willkomm:   Well -- the difference facilities are different things, there are some facilities that are non-recourse facilities and we are working on one of those as we speak. And that would quiet frankly be sized to the block of business that goes in it. So it could be, you know -- you know depending upon how much business we put in it -- it could vary in size across a wide range. And so you know, at the end of the day -- you know, we want to fund all of our redundant reserves with the lowest cost form of capital available to us, and these facilities permit us to do that. And thus further enhancing the ROE progression in the margins, in the business overall.

Xiuping Li:       But what the total kind of -- size that you can do -- for this type of credit facility?

Scott Willkomm:   Well, it depends on the size of the block of
                  business that support it, it could range from depending up on how much business you are putting into it, $500 plus million perhaps. So it really is specific to the underlying asset.

Xiuping Li:       Okay thank you.

Scott Willkomm:   Yeah.

Operator:         Our next question comes from John Hall with the Prudential
                  Group.

John Hall:        Yeah, just real quickly Scott, I've got two things. One,
                  I was wondering if you could -- on the claims that came from ERC, were those a lot of small claims or was it -- just the few big claims?

Scott Willkomm:   No, it's a ton of small ones.

John Hall:        Okay, and you --.

Scott Willkomm:   It was ten boxes of them --.

                                                   Second Quarter Earnings Call
                                                      Scottish Re Group Limited
                                                                 August 5, 2004
                                                                     11:00 a.m.
                                                          Host:  Scott Willkomm
                                                                        Page 19

John Hall:        -- boxes of them -- crates of them. And you mentioned
                  interest rates having a positive impact on -- on the business, I was wondering if you just could offer a sort of a rule of thumb sensitivity rates up equals what in terms of earnings?

Scott Willkomm:   We -- last quarter in it and it really hasn't changed
                  appreciably this quarter. Last quarter we thought that on the in-force block over the next two years the -- the rise in interest rates wouldn't really do any thing negative to our book of business. In terms of the new business that's coming on in the re investment of the portfolio it's probably going to be at least a few cents per share over the next eighteen months. Part of that quiet honestly depends up on whether -- whether some seeding companies get motivated to do something, the deal we close in the quarter with a deal we had quoted on last summer and at the time the company was not particularly inclined to pursue it. They came back to us about three to four-ish months to go and asked us to, you know, reopen the dialog. We have heard from a couple of other folks who were in that position where were having those types of dialogue, so it is -- will be principally driven by that new business production over the course of the next twelve eighteen months time. So could be -- could be more meaning full but probably it is not is, you know conservative of us to -- to sort of hold out that number out far into the future.

John Hall:        Fair enough, thank you sir.

Scott Willkomm:   Yeah.

Operator:         I am showing no further questions at this time.

Scott Willkomm:   Okay, well operator thank you and thank you every
                  one for joining us and we will look forward to speaking to you over the course of the next few months, thank you.

Operator:         Ladies and gentle men thank you for participating in today's conference. This concludes the program. You may all disconnect and everyone have a great day.